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                                                                   Exhibit 23(b)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the OneBeacon Insurance Savings Plan and the OneBeacon Insurance Supplemental Plan of White Mountains Insurance Group, Ltd. of our report dated January 25, 2000, except for Note 22, as to which the date is March 14, 2000, with respect to the consolidated financial statements of Financial Security Assurance Holdings, Ltd. and it Subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 and our report dated February 2, 1999, except for Note 17 as to which the date is February 24, 1999 with respect to the consolidated financial statements of Folksamerica Holding Company, Inc. and its subsidiaries for the year ended December 31, 1998.

 /s/ PricewaterhouseCoopers LLP
     New York, New York
     August 24, 2001